EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 91 to Registration Statement No. 2-27962 on Form N-1A of our reports dated February 15, 2008, relating to the financial statements and financial highlights of Eaton Vance Special Investment Trust, including the Fund and Portfolio listed on attached Schedule A, appearing in the Annual Report on Form N-CSR of Eaton Vance Special Investment Trust for the year ended December 31, 2007, and to the references to us under the headings ‘‘Financial Highlights’’ in the Prospectus and ‘‘Independent Registered Public Accounting Firm’’ in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
December 31, 2008

EXHIBIT (j)

SCHEDULE A

Fund Report Date	Fund

February 15, 2008	Eaton Vance Investment Grade Income Fund
February 15, 2008	Investment Grade Income Portfolio